Exhibit 10.4

Biomass Services Agreement

THIS BIOMASS SERVICES AGREEMENT (this “Agreement”) is entered into as of the 12th day of August, 2021 (the “Effective Date”) by and between KushCo Holdings, Inc., a Nevada corporation, having an address of 6261 Katella Avenue, Suite 250, Cypress, California 90630 (“KushCo”), and GENH Halcyon Acquisition, LLC, a Texas limited liability company, having an address of 222 W. Exchange Avenue, Fort Worth, Texas 76164 (“Halcyon”). KushCo and Halcyon are referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

A. KushCo is a company engaged in the business of selling packaging, supplies, vaporizers and related accessories and hydrocarbons, among other things and providing storage, custom manufacturing, custom packaging and other services and is engaging Halcyon to provide certain services with respect to Biomass (as defined below); and

B. Halcyon is involved in the business of providing post-harvest and midstream services to the hemp industry, including transportation, storage, drying, processing and cleaning services at Halcyon’s facility located in Hopkinsville, Kentucky (“Halcyon Facility”); and

C. The Parties desire to enter into this Agreement whereby Halcyon will provide the Services (as defined herein) with respect to the Biomass (as defined herein); and

D. KushCo holds a valid, perfected security interest in the “Biomass”, as defined herein, owned by Vertical Wellness, Inc. and has been granted the right to repossess such Biomass and exercise all rights available to a secured creditor under KRS Chapter 355 pursuant to that  Default Judgment and Summary Judgment entered on March 29, 2012 in Trigg Circuit Court Civil Action No. 20-CI-00057, styled KushCo Holdings, Inc. and Kush Supply co., LLV v. Vertical Wellness, Inc., et al.; and

E.   Pursuant to KRS 355.9-610 and .9-617, KushCo has authority to sell the Biomass on behalf of Vertical Wellness, Inc. and transfer to Halcyon all of Vertical Wellness, Inc.’s title to the Biomass.

The Parties hereby agree as follows:

1. Term.

1.1 The initial term of this Agreement shall commence on the Effective Date and shall continue on a month-to-month basis until (the “Term”), unless terminated earlier pursuant to Section 6 hereof. .

2. Biomass.

2.1 “Biomass” means industrial hemp flower, whether wet or dried, grown in compliance with state and federal law, properly tested to ensure compliance with tetrahydrocannabinol (“THC”) restrictions, and with respect to the dried Biomass, lawfully and timely harvested, and chopped into 3/8-1 3/16” pieces, and baled into bales not to exceed 2,500 pounds.

2.2 KushCo is in possession of a certain amount of Biomass that is estimated to be between one (1) million and two (2) million pounds of Biomass. The Biomass is currently located at a facility owned by KushCo situated at 134 Roger Thomas Road, Cadiz, Kentucky 42211 (the “Facility”).

2.3 Title to the any of the Biomass possessed by KushCo, including any dried Biomass shall pass to Halcyon immediately upon the completion of loading such Biomass in the transportation trucks sent by Halcyon, including any transportation trucks sent by third party contractors engaged by Halcyon, to pick up such Biomass at the Facility with KushCo providing evidence of such transfer of title to the Biomass upon completion of the loading of each transportation truck that is reasonably satisfactory to Halcyon at such time.

3. Biomass Services. The respective rights and obligations of the Parties relating to the transportation, storage, production and drying of applicable Biomass under this Agreement include, without limitation, the following:

3.1 Halcyon shall arrange for the loading, transportation and delivery of the applicable Biomass from the Facility to the Halcyon Facility (the “Services”) and shall be compensated as set forth below. KushCo shall provide reasonable and timely access and assistance for the receipt of the applicable Biomass at the Facility and shall indemnify Halcyon for any actions taken by KushCo or its associated Indemnifying Parties (as defined below) in providing such access and assistance.

3.2 The total consideration to be received by Halcyon for the Services and other obligations under this Agreement shall be paid in the volume of the applicable Biomass Halcyon takes title to upon the loading of such Biomass pursuant to Section 2.3.

3.3 KushCo shall be entitled to an earn-out payment based upon the actual net profit (if any) that Halcyon obtains from the sale of any products by Halcyon derived from the applicable Biomass obtained from KushCo related to the hemp flower or any derivatives thereof, including, without limitation, crude oil, distillate and CBD isolate (the “Applicable Products”). Net profit shall be calculated taking into account all costs and expenses incurred in transporting, handling, storing, drying, processing and marketing any of the Applicable Products and associated Biomass, and shall include, without limitation; (i) trucking and transportation fees incurred in loading and transporting the applicable Biomass; (ii) all costs, expenses and applicable fees incurred or related to the drying and processing the applicable Biomass; (iii) all costs and expenses incurred in storing the applicable Biomass at the Halcyon Facility, including an applied storage fee for each pallet or crate stored at the Halcyon Facility per month (storage fees charged or accrued to KushCo shall not exceed six (6) months of storage fees as of the Effective Date of this Agreement; and (iv) all other costs and expenses, including, without limitation, administrative expenses incurred in all Halcyon actions related to such applicable Biomass and Applicable Products and (v) an applied service fee equal to an amount necessary for Halcyon to obtain a twenty percent (20%) rate of return related to all activities with respect to the applicable Biomass and the Applicable Products (collectively, the “Applicable Expenses”). No additional fees shall be charged or accrued to KushCo if Halcyon’s rate of return exceeds twenty percent (20%). The Applicable Expenses shall reflect the current market value (as determined by industry practice and based on Halcyon’s current pricing for providing such services (the “Current Market Value”) as set forth on Annex A attached hereto. The Current Market Value shall be adjusted annually based upon Halcyon’s then current pricing and current industry pricing. Halcyon shall notify KushCo in writing within ten (10) business days prior to any increased adjustments and KushCo may consent or object to such adjustments. KushCo’s consent shall not be unreasonably withheld. Following the deduction of all of the Applicable Expenses in the calculation of net profit described above and any other accounting adjustments required under applicable accounting standards and under law (the “Net Profit”), in the event that Halcyon obtains a Net Profit, Halcyon shall pay to KushCo an earn-out payment equal to forty percent (40%) of such Net Profit (the “KushCo Earn-Out Payment”). Halcyon shall provide an itemized, written statement of the calculation of the Net Profit, and the KushCo Earn-Out Payment (if any) to KushCo within forty-five (45) calendar days of any sales and, if KushCo is entitled to receive any amount for the KushCo Earn-Out Payment, Halcyon shall make such payment by wire transfer of immediately available funds within thirty (30) calendar days from the date on the written statement. KushCo acknowledges that the decision to process any of the Biomass obtained from KushCo and the intended products including, without limitation, the Applicable Products and the results of any such processing, as well as the timing of such processing are solely in the reasonable discretion of Halcyon and that Halcyon has no obligation to process any of the Biomass received from KushCo and provides no guaranty that there will be any Net Profit or any payment of the KushCo Earn-Out Payment throughout the Term of this Agreement.

3.4 Halcyon shall perform the Services required pursuant to this Section 3 in a skillful and workmanlike manner consistent with generally accepted standards and practices in the industrial hemp industry in the United States.

3.5 Halcyon will provide sufficient qualified personnel and equipment to support the Services. Such transportation facilities shall be clean and compliant with applicable laws and KushCo’s commercially reasonable compliance requirements and standards.

3.6 Halcyon shall maintain accounting and reporting systems to track the Biomass from the Facility to receipt at the Halcyon Facility.

3.7 KushCo shall have the right to carry out on-site audits of Halcyon’s facility with advanced written notice to Halcyon during Halcyon’s normal business hours.  Halcyon shall permit reasonable access to its facility. KushCo agrees to comply with all facility safety or security policies then in effect.  KushCo shall be entitled to reasonably audit Halcyon’s business records solely as related to and as necessary to verify compliance by Halcyon with the terms of this Agreement, including but not limited to invoices, purchase orders or similar documents showing the date of sale of the Biomass, the quantity sold and the price of the Biomass sold to customers during the Term of this Agreement.

4. Title and Risk of Loss; Access to Biomass.

4.1 Title and risk of loss for any Biomass that has been loaded onto the transportation trucks that Halcyon has provided for performing the Services shall pass to Halcyon upon the successful completion of the loading of such Biomass on such transportation trucks.

5. Consideration; Expenses.

5.1 Subject to any obligation of Halcyon to pay KushCo Earn-Out Payments hereunder, Halcyon’s retention of all applicable Biomass and the transfer of title as provided for in this Agreement shall be the only consideration paid hereunder. It being understood that any other provisions of this Agreement relating to indemnification or other obligations are not consideration under this Agreement and shall be paid as required by the provisions of this Agreement and by applicable law.

5.2 Except as otherwise specifically provided in this Agreement, each Party shall bear its own fees and expenses incurred in connection with this Agreement and in connection with all covenants and obligations required to be performed by such Party under this Agreement.

6. Termination.

6.1 Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement of the Parties.

6.2 Termination for Breach. Except as otherwise provided in this Agreement, either Party may terminate this Agreement upon written notice to the other Party, if such Party breaches or defaults under any material term, covenant, or condition hereunder and fails to cure such material breach within thirty (30) days after receiving written notice thereof from the non-breaching Party. Any termination under this Section 6.2 shall be without prejudice to any other rights or remedies available to the terminating Party.

6.3 Upon Termination. Termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder and amounts unpaid at the time of termination or for any other obligations arising hereunder that survive by its terms. Upon termination, each Party shall return to the other all Confidential Information (as defined below) and other property of the other Party that is in its possession or under its control at the time of termination.

6.4 Survival of Terms. Any term or condition of this Agreement required for the interpretation or enforcement of this Agreement or necessary for the full observation and performance by each Party of all rights and obligations arising prior to the date of expiration or termination shall survive the expiration or termination of this Agreement.

7. Representations, Warranties and Covenants.

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that it has the full right, power and authority, including all necessary licenses, to enter into and perform its responsibilities under this Agreement without the need for any third-party consents or approvals, and that doing so will not conflict with any other agreement to which it is a party or any other legal obligation by which it or its assets is bound. Each Party represents and warrants to the other that all of its activities under or in connection with this Agreement will be in compliance with applicable law.

8. Intellectual Property.

8.1 Halcyon Intellectual Property. Halcyon shall retain full and complete ownership of its intellectual property, including but not limited to patents, technological know-how, processes, trademarks, copyrights, and no right, license, title, express or implied, is hereby transferred to KushCo by virtue of this Agreement.

9. Confidentiality.

9.1 Unless the Parties have entered into a separate confidentiality agreement that governs their exchanges of information under or pursuant to this Agreement, the following provisions of this Section 9 shall apply to the Parties’ respective activities under or in relation to this Agreement.

9.2 For purposes of this Section 9, the term “Confidential Information” includes the following: (i) all written information furnished or made available by or obtained from or on behalf of one Party (the “Disclosing Party”) and provided or disclosed to the other Party (the “Receiving Party”), whether disclosed before or after the Parties’ execution of this Agreement, whether or not proprietary in nature, and includes all analyses, compilations, studies and other material prepared by the Receiving Party or their respective Representatives (as defined below) to the extent that such material contains or is based in whole or in part upon such information furnished hereunder; (ii) the fact that discussions between the Parties are taking place or may have taken place regarding a proposed business arrangement or transaction and any information pertaining thereto; and (iii) “Trade Secrets,” which are defined as information, including a formula, pattern, compilation, program, data, device, method, technique, that: (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.3 The Receiving Party receive all Confidential Information in strict confidence and shall take all reasonable and necessary steps to maintain and protect the confidentiality and secrecy of the Confidential Information, and shall not disclose, divulge or reveal any Confidential Information to any third parties without the prior written approval of the Disclosing Party. This obligation of confidentiality shall not apply to information which (i) is or becomes publicly available by means other than a breach hereof (including, without limitation, any information filed with any governmental agency and available to the public); (ii) is known to or in the possession of Receiving Party at the time of disclosure; (iii) thereafter becomes known to or comes into possession of Receiving Party from a third party that Receiving Party reasonably believes is not under any obligation of confidentiality to the Disclosing Party and is lawfully in the possession of such information; (iv) is developed by Receiving Party independently of any disclosures made by Disclosing Party to Receiving Party; (v) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards, provided that prior to such disclosure by Receiving Party to the extent possible, Disclosing Party is given reasonable advance notice of such order and an opportunity to object to such disclosure; or (vi) is disclosed by Receiving Party in connection with any judicial or other legal proceeding involving Receiving Party and Disclosing Party relating to this Agreement.

9.4 Nothing in this Agreement is intended to grant any license or any intellectual property or other rights to the Receiving Party in the Confidential Information of the Disclosing Party.

10. Indemnification.

10.1 By Each Party. Each Party (the “Indemnifying Party”) agrees to defend, indemnify, and hold harmless the other Party (the “Indemnified Party”), its affiliates, and their respective officers, directors, shareholders, members, employees, agents and representatives from and against any claim (i) for bodily injury (including death) or damage to tangible property resulting from the negligence or willful misconduct of the Indemnifying Party or any of its representatives; (ii) that, if true, would constitute or be attributable to a breach of the Indemnifying Party’s covenants contained herein and the representations and warranties provided in Section 7 above; or (iii) that, if true, would constitute or be attributable to the Indemnifying Party’s failure to comply with applicable law; and, in any of such cases, from and against all resulting indemnifiable losses.

10.2 Procedures for Indemnification. Promptly after receipt of notice of any claim giving rise to a claim for indemnification hereunder, the Indemnified Party will provide the Indemnifying Party with written notice of the claim. Failure to notify the Indemnifying Party will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the failure or delay is prejudicial to the defense or settlement of the claim. The Indemnified Party will provide the Indemnifying Party with reasonable cooperation and assistance in the defense or settlement of any claim (at the Indemnifying Party’s cost and expense) and grant the Indemnifying Party control over the defense and settlement of the claim; provided, however, that any indemnified person shall be entitled to participate in the defense of the claim and to employ counsel at its own expense to assist in the handling of the claim. The Indemnifying Party shall not agree to any settlement that results in an admission of liability by the Indemnified Party or an indemnified person without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party fails to assume the defense of any claim, or does not diligently pursue its defense or settlement, the Indemnified Party may retain counsel and defend (or settle) the claim at the cost and expense of the Indemnifying Party.

10.3 SOLE REMEDY. THIS SECTION 10 STATES THE ENTIRE OBLIGATION OF THE PARTIES AND EXCLUSIVE REMEDIES WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

11. Force Majeure.

11.1 If either Party is prevented from timely carrying out and fulfilling its obligations under this Agreement due to circumstances beyond its reasonable control and not caused by its own fault or negligence (including (i) acts of God, (ii) strikes, lockouts or acts of the public enemy, (iii) wars, blockades, insurrections, riots, epidemics, acts of terrorism, (iv) transportation shortages, (v) landslides, lightning, earthquakes, fires, storms, floods, washouts, tornadoes, (vi) civil disturbances, and (vii) explosions), such Party shall promptly give written notice and reasonably complete particulars of such circumstances to the other Party, stating the obligation(s) the performance of which is, or is expected to be, delayed or prevented. The obligations of the notifying Party shall be suspended during and to the extent affected by the event and the Party whose performance is impaired thereby shall, so far as possible, resume performance with all reasonable dispatch.

12. Insurance.

12.1 During the Term and for a period of twelve (12) months following expiration or termination thereof, each Party shall, to the extent available at a commercially reasonable cost, procure and maintain with financially sound and reputable insurers the types and amounts of insurance coverage as are typically carried in the applicable industries and applicable law, which shall be reviewed periodically by KushCo and Halcyon and the types and amounts of insurance coverage shall be adjusted accordingly. Halcyon shall name KushCo as an Additional Insured on its commercial insurance policies and KushCo shall name Halcyon as an Additional Insured on its commercial insurance policies.

13. Notices.

13.1 Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed received when delivered personally or by overnight courier at the time the courier indicates that the notice was received. A copy may be sent by facsimile or email. Notices shall be sent to the addresses below, or to such other address as requested in writing by a Party.

If to KushCo:

KushCo Holdings, Inc.

6261 Katella Avenue

Suite 250

Cypress, California 90630

Attn:	Legal Department
Phone:	________________
Email:	legal@kushco.com

If to Halcyon:

GENH Halcyon Acquisition, LLC

P.O. Box 540308

Dallas, Texas 75209

Attn:	Gary Evans
Phone:	214-533-6565
Email:	gevans@genhempinc.com

14. Miscellaneous.

14.1 Assignment. Neither this Agreement, nor any of the rights or obligations of the Parties hereunder, may be transferred or assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that (a) Halcyon and KushCo shall, without the other Party’s consent, be entitled to assign or transfer any or all of its rights or obligations under this Agreement to any assignee, successor or transferee who acquires a Party, in each case, regardless of whether such acquisition takes the form of an acquisition of stock or other equity interests, an acquisition of all or substantially all of a Party’s assets, a merger or other combination of a Party with and/or into another entity, or otherwise. Any purported assignment of this Agreement in contravention of this Section 14.1 is void and of no effect. This Agreement shall inure to the benefit of the successors and permitted assigns of the Parties.

14.2 Governing Law; Waiver of Jury Trial. The Agreement will be interpreted, construed, and enforced in accordance with the procedural, substantive and other laws of the Commonwealth of Kentucky without giving effect to conflicts of law principles and provisions thereof. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

14.3 Venue for Legal Actions. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the state or federal district courts sitting in Fayette County, Kentucky. Each Party consents to personal jurisdiction in any legal action, suite or proceeding with respect to this Agreement in any court, federal or state, within Fayette County, Kentucky, having subject matter jurisdiction and with respect to any such claim, each Party irrevocably waives, to the fullest extent permitted by law, any claim, or any objection that such Party may now or hereafter have, that venue or jurisdiction is not proper with respect to any such legal action, suit or proceedings brought in such court in Fayette County, Kentucky, including any claim that such legal action, suit or proceeding brought in such court has been brought in an inconvenient forum and any claim that such Party is not subject to personal jurisdiction or service of process in such Fayette County, Kentucky forum.

14.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.

14.5 Amendments. There will be no modification of the terms and provisions hereof except by a mutual agreement in writing signed by the Parties. Any attempt to so modify this Agreement in the absence of such writing signed by the Parties shall be considered void and of no effect.

14.6 Cumulative Remedies. Unless otherwise specifically provided in this Agreement, the rights, powers, and remedies of each of the Parties provided in this Agreement are cumulative and the exercise of any right, power, or remedy under this Agreement does not affect any other right, power, or remedy that may be available to either Party under this Agreement or otherwise at law or in equity.

14.7 Faithful Performance and Good Faith. The Parties shall faithfully perform and discharge their respective obligations in this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement that are not specifically provided for herein.

14.8 Relationship of the Parties. Except as otherwise expressly provided herein, this Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties. The relationship of Halcyon and KushCo established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either Party the power to unilaterally direct and control the day-to-day activities of the other; or (ii) to constitute the Parties as partners, joint venturers or co-owners. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right or benefit on a person not a Party to this Agreement.

14.9 Third Party Beneficiaries. There are no intended third-party beneficiaries of this Agreement.

14.10 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if KushCo and Halcyon had signed the same document, and all counterparts will be construed together and constituted as one and the same instrument. Each counterpart signature may be executed and delivered to the other Party by facsimile machine or electronic transfer, and the signature as so transmitted shall be as binding upon the executing Party as its original signature, without the necessity of the recipient Party to establish original execution or the existence of a signed original.

14.11 Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall continue in full force and effect. If allowed by the law of the applicable jurisdiction, the unenforceable provision(s) shall be amended to the extent necessary to be enforceable while conforming as closely as possible to the original intent of this Agreement and, as so amended, this Agreement shall continue in full force and effect.

14.12 Headings; Construction. The section and subsection headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement. References herein to Sections and Attachments are to this Agreement’s provisions and Attachments, respectively.

14.13 Waiver. No delay or omission in the exercise of any right, power, or remedy hereunder shall impair such right, power, or remedy or be construed to be a waiver of any default or acquiescence therein.

14.14 Interpretation. This Agreement shall not be interpreted against the Party drafting or causing the drafting of this Agreement. All Parties hereto have participated in the preparation of this Agreement.

14.15 CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE OR PRODUCT LIABILITY), FOR ANY OF THE FOLLOWING ARISING OUT OF OR CONCERNING THIS AGREEMENT, HOWEVER CAUSED:  CONSEQUENTIAL, SPECIAL, MORAL, INCIDENTAL, INDIRECT, RELIANCE, PUNITIVE OR EXEMPLARY DAMAGES; LOSS OF GOODWILL, PROFITS, USE, OPPORTUNITIES, REVENUE OR SAVINGS; BUSINESS INTERRUPTION; OR LOSS, INCLUDING DUE TO ANY BREACH OF THIS AGREEMENT OR ANY PURCHASE UNDER THEREUNDER, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND (D) THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

14.16 IN NO EVENT SHALL KUSHCO’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO A BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE LESSER OF THE TOTAL OF THE AMOUNTS PAID FROM KUSHCO TO HALCYON FOR THE STORAGE SERVICES RENDERED PURSUANT TO SECTION 3.3(iii) OR TWENTY THOUSAND DOLLARS AND NO/100 ($20,000.00).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Biomass Services Agreement to be effective as of the Effective Date.

KushCo Holdings, Inc.		GenH Halcyon Acquisition, LLC

By:	/s/ Stephen Chrisroffersen	By:	/s/ Watt Stephens

Name:	Stephen Christoffersen	Name:	Watt Stephens

Title:	CFO	Title:	Co-CEO

Date:	August 11, 2021	Date:	August 11, 2021

ANNEX A

APPLICABLE EXPENSES

The Applicable Expenses shall be calculated as follows based upon actual costs, expenses, applied fees and the reflected Current Market Value as provided in Section 3.3 and shall be subject to annual adjustment as set forth in Section 3.3:

1. All trucking and transportation fees and costs incurred in loading and transporting the applicable Biomass from the Facility to the Halcyon Facility including an applied fee of eight hundred dollars and 00/100 ($800.00) per truck load of Biomass;

2. All costs, expenses and applicable fees incurred or related to the drying and processing of the applicable Biomass including an applied fee of fifty cents ($0.50) per wet pound of Biomass;

3. All costs, expenses and applicable fees incurred in storing the applicable Biomass at the Halcyon Facility, including an applied storage fee of forty dollars and 00/100 ($40.00) per month for each pallet or crate stored at the Halcyon Facility. For purposes of clarity, the storage fees charged or accrued to KushCo shall not exceed six (6) months as of the Effective Date of this Agreement;

4. All costs, expenses and applicable fees incurred in the drying and the extraction process with respect to the applicable Biomass, including an applied fee for such process equal to twenty percent (20%) of such costs and expenses;

5. All costs, expenses and applicable fees, including, without limitation, administrative expenses incurred in all Halcyon actions related to such applicable Biomass and Applicable Products; and

6. An applied service fee equal to an amount necessary for Halcyon to obtain a twenty percent (20%) rate of return related to all activities with respect to the applicable Biomass and the Applicable Products. No additional fees shall be charged or accrued to KushCo if Halcyon’s rate of return exceeds twenty percent (20%).